UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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ARES COMMERCIAL REAL ESTATE CORPORATION
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Ares Commercial Real Estate Corporation
245 Park Avenue, 42nd Floor
New York, NY 10167

Commencing on May 13, 2021, Ares Commercial Real Estate Corporation made the following communications to certain of its stockholders.

May 13, 2021

Re: Supplemental Information Related to Proposal 1 (Election of Directors)

Institutional Shareholder Services (“ISS”) has issued voting recommendations that are inconsistent with the recommendations of the Board of Directors (“Board”) of Ares Commercial Real Estate Corporation (the “Company,” “ACRE,” “we,” “us” or “our”) on the election of Michael J Arougheti and Rand S. April as our Class III directors.

We urge you, for the reasons set forth below, to support the recommendations of our Board.

Messrs. Arougheti and April have each been very important, stable, active and effective members of our Board and we believe ISS’ recommendations do not reflect their deep level of commitment to the Company and Board matters. Furthermore, ISS’ recommendation regarding Mr. Arougheti does not appropriately consider that all of Mr. Arougheti’s public corporate board service relates exclusively to Ares Management Corporation (“Ares Management”) and its affiliated companies and should therefore be understood to be integral to Mr. Arougheti’s role as CEO of Ares Management.

WE URGE YOU TO SUPPORT THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS
AND VOTE “FOR” EACH NOMINEE FOR DIRECTOR.

Proposal 1 (Election of Directors)

We urge you to disregard ISS’ recommendations and vote FOR Mr. Arougheti as a director of the Company:

Mr. Arougheti brings significant experience, skills and perspective to our Board and he has been a formative and active Board member since the Company’s founding in 2011. Mr. Arougheti not only was instrumental in ACRE’s initial public offering, but also was the Chairman of the Board from September 2011 through March 2014. ISS has a policy of generally recommending withholding votes from a nominee who serves as the CEO of a public company and on more than two additional public company boards. We believe ISS’ recommendation is strictly based on the view that Mr. Arougheti, the CEO of a publicly traded company, is overboarded due to his service on more than two public company boards. We believe ISS mistakenly interpreted Mr. Arougheti’s board memberships as being outside of his essential Ares Management duties and may not have considered that all three board positions, beyond that of Ares Management, relate to companies that are externally managed, or sponsored, by affiliates of Ares Management.

As a longtime Board member and former Chairman of the Board, Mr. Arougheti has contributed consistently and meaningfully to ACRE and remains a crucial member of the ACRE Board. Therefore, our Board asks that stockholders support Mr. Arougheti’s reelection as a director on our Board. The Nominating and Governance Committee of our Board and our full Board have determined that the nomination and election of Mr. Arougheti is in the best interests of the Company and long-term value creation for our stockholders. Additionally, our Board believes that removing the services of Mr. Arougheti as a Board member, who has served the Company well since its founding in 2011, is not in the best interests of the Company or our stockholders.

WE URGE YOU TO SUPPORT THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS
AND VOTE “FOR” THE RE-ELECTION OF MR. AROUGHETI.

We urge you to disregard the ISS recommendation and vote FOR Mr. April as a director of the Company:

Mr. April has been an effective, engaged and active ACRE Board member since 2016. We believe ISS’ recommendation does not accurately reflect his deep level of commitment to refining and maintaining the Company’s strong corporate governance.

We are aware that ISS has adopted a policy of recommending “Against” votes for certain directors of public companies that have governing documents that provide the board with the exclusive power to amend the company’s bylaws. As part of our annual corporate governance review, our Board considered whether we should amend our bylaws to allow our stockholders (without the concurrence of our Board) to adopt amendments to the Company’s bylaws. After careful consideration of this matter, our Board believes that it remains in the best interests of the Company and our stockholders if the power to amend our bylaws is vested exclusively in our Board as is permitted by Maryland law.

Since our initial public offering in 2011, the power to amend our bylaws has been vested exclusively with our Board. This arrangement has served the interests of the Company and our stockholders well, we believe, because under Maryland law, our directors owe legal duties to the Company and our stockholders that require them to act with a reasonable belief that their actions are in the best interests of the Company and our stockholders.

On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. As a result of these factors, we believe that our Board is in the best position to consider possible future bylaw amendments and will adopt such amendments only after concluding that such amendments are in the best interests of the Company and our stockholders. The Nominating and Governance Committee of our Board and our Board have determined that the nomination and election of Mr. April is in the best interests of the Company and our stockholders. Additionally, our Board believes that removing the services of Mr. April, who has served the Company well since 2016, is not in the best interests of the Company or our stockholders.

WE URGE YOU TO SUPPORT THE RECOMMENDATIONS OF OUR BOARD OF DIRECTORS
AND VOTE “FOR” THE RE-ELECTION OF MR. APRIL.

This information is being provided to certain stockholders as a supplement to our Proxy Statement dated April 7, 2021, which you already received. Please read the complete Proxy Statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in our Proxy Statement.